EXHIBIT 99.1

  Jack in the Box Inc. Reports 20 Percent Increase in Second-Quarter
        Earnings; Raises Guidance for Third Quarter and FY 2004

    Business Editors

    SAN DIEGO--(BUSINESS WIRE)--May 12, 2004--Jack in the Box Inc. (NYSE: JBX), operator and franchisor of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today reported earnings of $19.6 million, or 53 cents per diluted share, in the second quarter ended April 11, 2004, compared with approximately 43 cents forecast and with $16.3 million, or 44 cents per diluted share, in the same quarter a year ago. For the first half of the 53-week fiscal 2004, earnings were $35.2 million, or 96 cents per diluted share, including a pretax charge to interest expense of $9.2 million -- $5.7 million after tax, or 15 cents per diluted share -- for costs related to refinancing the company's credit facility in January. Excluding the first-quarter charge, year-to-date earnings were $40.9 million, or $1.11 per diluted share, versus $37.5 million, or $1.00 per diluted share, in the first half of 2003.
    The 10-cent increase over second-quarter EPS guidance can be summarized as follows: 4 cents from improved operating income related to higher sales at company-operated and franchised restaurants; 5 cents from cost leverage on increased sales and Profit Improvement Program initiatives, which contributed to savings in both restaurant operating costs and SG&A expenses; and 1 cent from lower-than-expected commodity costs, primarily beef. Beef prices have moderated, but were approximately 6 percent higher than last year's second quarter and about 13 percent higher year to date.
    Same-store sales at Jack in the Box restaurants increased 8.2 percent in the quarter compared with a 4.3 percent decrease in last year's second quarter. Year to date, same-stores sales increased 5.2 percent compared with a decrease of 3.3 percent in fiscal 2003.
    "Sales of new products, including the three Pannido(TM) sandwiches we introduced in February, have been especially strong and contributed to our highest increase in same-store sales in 18 quarters," said Robert J. Nugent, chairman and chief executive officer. "Additionally, we experienced exceptionally strong profit flow-through on our increased sales, due to factors which include lower-than-expected food costs resulting from a favorable shift in menu mix and reduced reliance on discounting, excellent control of labor costs, and improved leverage on fixed operating and G&A costs from higher sales."
    The company also announced today its earnings guidance for the third quarter ending July 4, in which it expects to earn approximately 53 cents per diluted share compared with 54 cents in fiscal 2003. Earnings per share are expected to be lower in the quarter due to higher SG&A, as originally forecast, as well as lower gains on restaurant conversions, and a lower income tax rate in the third quarter of 2003. Additionally, the company increased its earnings guidance for fiscal 2004 to approximately $1.99 per diluted share versus $1.68 originally forecast, primarily due to the results achieved in the first half of fiscal 2004, plus ongoing interest expense savings from the company's January 2004 refinancing. Excluding the first-quarter charge of 15 cents per share related to the refinancing, Jack in the Box estimates 2004 fiscal-year earnings per diluted share to be approximately $2.14 versus $1.99 in 2003.
    In addition to the Pannidos, Nugent said Jack in the Box is also seeing continued demand for its line of entree salads, which now includes a Greek Salad that was rolled out in most markets earlier this month. Next week, the company will add a new, low-fat premium product to its menu, the Southwest Chicken Pita. Additional new menu items, some scheduled for introduction later this year, are in various stages of development at the company's new 70,000-square-foot Innovation Center, which opened in March next to the company's San Diego headquarters.
    During the second quarter, Jack in the Box opened two completely remodeled restaurants in San Diego where the company is testing its brand-reinvention initiative. Along with an entirely different restaurant design and brand name, the new fast-casual concept called JBX(TM) offers a significantly upgraded menu and higher level of guest service. These two restaurants are serving as "learning labs" to determine which elements of brand reinvention are successful and will be carried forward and which ones won't.
    The company will expand the test to selected restaurants in two additional markets by calendar year end: Bakersfield, Calif., and Boise, Idaho. This test phase is intended to evaluate the opportunity to generate incremental sales by attracting new customers to JBX as well as benefiting from the transfer of sales to non-converted Jack in the Box restaurants. Expansion into Bakersfield and Boise has been moved back approximately three months to more fully incorporate and refine the learnings from the San Diego market. The company is planning to expand the test in 2005 to a fourth market, which will be identified later this year.
    The company expects that the tests of brand reinvention will not have a material impact on its operating results for some period of time. As such, and also for competitive reasons, it does not plan to publish separate financial performance results of brand reinvention until it determines such reporting is appropriate. The company may, from time to time, publish directional comments on brand reinvention, such as consumer reactions, location of test markets, and modifications to strategy, if any, that may arise from the company's learnings.
    "The JBX fast-casual concept has attracted a lot of interest, and the reaction of our guests has been very positive," Nugent said. "We will carefully evaluate the results of our market tests before determining how best to expand the positive elements of brand reinvention in our system."
    Jack in the Box opened 14 new company restaurants during the quarter, as forecast. At quarter end, the company operated 1,552 Jack in the Box restaurants versus 1,527 a year ago. Total units in operation, including company-operated and franchised restaurants, were 1,973 versus 1,897 in 2003.
    Qdoba opened seven new company and franchised restaurants during the second quarter, bringing its total units in operation to 138, and the chain remained on track to produce a strong, single-digit same-store sales increase for the year.
    Total systemwide restaurants in operation, which include company and franchised restaurants, were 2,111 at the end of the second quarter compared to 1,989 in 2003. The company operated 1,594 locations at the end of the second quarter and 1,556 a year ago. Sales from company-operated restaurants were $459.7 million in the quarter compared to $418.3 million in 2003, an increase of 9.9 percent. Year-to-date sales from company-operated restaurants were $1.1 billion versus $977.7 million in 2003.
    The company's Quick Stuff(R) convenience-store concept continued to perform to expectations and, including three new sites opened during the second quarter, had 21 locations operating at quarter end. Qdoba and Quick Stuff operations are not material components of the company's consolidated financial results or projections.
    Distribution and other sales were $39.5 million in the second quarter versus $24.3 million last year, primarily due to an increase in the number of new Quick Stuff convenience-store sites, higher fuel sales and additional distribution sales to franchisees. Year to date, distribution and other sales were $83.2 million compared with $52.4 million last year.
    Other revenues in the quarter were $5 million, as forecast, primarily from the conversion of seven Jack in the Box restaurants to franchises, compared with $10.3 million from five conversions in last year's second quarter. Year to date, other revenues totaled $12.3 million, primarily from 26 conversions, compared with $18.6 million, from 14 conversions, a year ago.
    Total revenues in the quarter increased 11.6 percent versus last year, to $517.3 million, and totaled $1.2 billion year to date versus $1.1 billion in 2003.
    Restaurant operating margin in the second quarter was 17.8 percent of sales versus 17.1 percent forecast and 16.4 percent last year, primarily due to continued Profit Improvement Program initiatives, and labor and fixed-cost leverage from higher sales, partially offset by higher commodity costs, particularly beef. Beef costs were approximately 6 percent higher than last year in the quarter and about 13 percent higher year to date. Year-to-date restaurant operating margin was 16.8 percent of sales compared with 16.6 percent last year.
    Costs of revenues were 82.0 percent in the second quarter compared with 82.7 percent forecast and 81.9 percent a year ago, primarily due to lower gains from franchise conversions plus additional distribution and fuel sales at higher costs, which offset improvements in restaurant operating margin. Year to date, costs of revenues were 82.3 percent versus 81.7 percent in 2003, primarily for the same reasons. Excluding other revenues, as stated above, which are primarily gains and fees from sales of restaurants to franchisees, year-to-date costs of revenues were 83.2 percent versus 83.1 percent in 2003.
    SG&A expense rate in the quarter was 11.3 percent of revenues compared with 11.2 percent in 2003, and year to date was 11.3 percent compared with 11.4 percent a year ago. The company had forecast an SG&A expense rate of 11.7 percent for the second quarter due to expected cost increases for pension, brand reinvention market tests, incentive accruals and Innovation Center relocation, and attributes the lower actual rate primarily to leverage from higher sales and continued efforts from its Profit Improvement Program.
    Earnings from operations were $34.8 million and depreciation/amortization was $18.0 million in the second quarter, compared with $32.1 million and $16.1 million, respectively, in 2003. Year to date, earnings from operations were $75.9 million and depreciation/amortization was $41.2 million, compared with $74.5 million and $37.2 million, respectively, in 2003.
    Interest expense in the second quarter was $4.1 million versus $5.8 million last year, with the decrease primarily due to lower interest rates associated with the company's recent refinancing. Year-to-date, interest expense was $20.0 million compared with $14.1 million in 2003. Excluding the first-quarter charge of $9.2 million related to the refinancing, year to date interest expense was $10.8 million.
    Income tax rate was 36.2 percent in the second quarter compared with 38.0 percent in 2003, reflecting a lower annualized tax rate for the full year. Income tax rate was 37.0 percent year to date versus
38.0 percent in 2003. The reduction in the estimated tax rate for fiscal year 2004 is primarily the result of the company's ongoing tax-planning initiatives.
    Capital expenditures in the second quarter were $38.4 million versus $22 million to $24 million forecast and $27 million a year ago. The higher expenditures relate primarily to a recent decision to finance the new Innovation Center out of the company's new credit facility instead of through a sale/leaseback transaction. Year to date, capital expenditures were $69.2 million compared with $49.2 million in 2003.
    Highlights from the company's second-quarter balance sheet include:

    -- Current ratio was 0.8 versus 0.5 last year, primarily due to an increase in assets held for sale/leaseback. The company elected to exercise its option to purchase approximately 80 Jack in the Box leased restaurant properties and plans to resell and lease back these sites at more favorable rates.

    -- Debt:equity ratio was 0.6:1 compared with 0.7:1 last year due to increases in net earnings.

    -- Accounts receivable decreased $2.5 million from a year ago, primarily due to collections on short-term loans made to qualified franchisees for temporary refinancing of restaurant purchases from the company.

    -- Other current assets were $111 million higher than last year, primarily due to the repurchase of properties for sale/leaseback, as mentioned above.

    -- Current liabilities were $54 million higher than last year, primarily related to increased current maturities of debt, accruals for workers' compensation insurance, incentive compensation, and sales taxes.

    -- Total debt increased $11.3 million, primarily due to an increase in capital lease obligations for restaurant POS equipment. At quarter end, the company had $5 million outstanding under its $200 million revolving credit facility.

    -- Other long-term liabilities increased $35 million compared with last year, primarily due to increases in pension obligations, deferred taxes and rent accruals.

    -- Stockholders' equity was $56 million higher than last year, as increases to retained earnings were offset in part by a pension liability adjustment, primarily related to a decrease in the discount rate used to present-value these obligations.

    Third-quarter and FY 2004 Guidance

    The primary assumptions on which third-quarter and fiscal 2004 earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 13 new Jack in the Box restaurants compared with 21 in the third quarter of 2003. For the full year, the company still expects to open 65 new restaurants.

    -- The opening of approximately 78 company and franchised Qdoba restaurants in fiscal 2004, 30 fewer than originally forecast. A higher percentage of new units will now be franchised to improve operating margins and returns on capital, as well as to sustain manageable growth rates of high-quality sites over time. Qdoba's increase in same-store sales is estimated to be in the high single digits for 2004, and the chain is now expected to be marginally dilutive to Jack in the Box earnings this year, primarily due to higher commodity costs for beef, cheese, chicken and avocados, as well as slightly higher occupancy costs.

    -- A 3.0 to 3.5 percent increase in Jack in the Box same-store sales compared with a 0.2 percent decrease in the third quarter of fiscal 2003, due to new product introductions and promotions in 2004. For the full year, same-store sales are expected to increase 4.0 to 4.5 percent.

    -- $44 million in distribution and other sales versus $26 million in the third quarter of last year, due to increased distribution to Qdoba and Jack in the Box franchised restaurants and higher Quick Stuff fuel sales.

    -- Approximately $6 million in other revenues compared with approximately $7 million in 2003, primarily related to 12 Jack in the Box restaurant conversions to franchises versus 14 in the third quarter last year. For the full year, other revenues are expected to be $24 million versus $31 million last year, from 50 conversions versus 40 originally forecast, due to increased numbers of packaged sales to franchisees.

    -- $532 million in total revenues versus $489 million in the third quarter of last year.

    -- Costs of revenues at 82.0 percent compared with 82.3 percent in the third quarter of 2003, due primarily to improved food costs and leverage on payroll and fixed costs from higher sales, partially offset by higher equipment depreciation, lower gains on sale, and higher maintenance costs. For the full year, costs of revenues are expected to be 82.3 percent versus 82.7 percent originally forecast and 82.1 percent last year, primarily due to lower gains on sale, partially offset by higher restaurant operating margin.

    -- Restaurant operating margin at 17.4 percent of sales for the third quarter versus 17.1 percent originally forecast and 16.5 percent in 2003, due to lower costs for food, labor and occupancy, partially offset by higher restaurant operating costs. For the full year, restaurant operating margin is expected to be at 16.9 percent of sales versus 16.4 percent originally forecast and 16.4 percent in 2003.

    --  SG&A expense rate at 11.3 percent of revenues compared with
        11.7 percent originally forecast and 10.6 percent in the third quarter of 2003, due primarily to higher costs related to pension, brand reinvention market tests, incentive accruals and Innovation Center relocation, partially offset by leverage from higher sales. For the full year, SG&A expense rate is expected to be 11.3 percent of revenues compared with 11.7 percent originally forecast and 11.1 percent in 2003, due to the reasons noted above.

    -- Interest expense is expected to be approximately $20 million for the full year, excluding the $9.2 million first-quarter charge related to the company's refinancing, compared with $24.8 million last year. The decrease is primarily related to lower interest rates associated with the refinancing.

    -- Income tax rate of 37 percent versus 32.5 percent in the third quarter of fiscal 2003, due to resolution of significantly favorable tax matters last year. Income tax rate for fiscal year 2004 is expected to be 37 percent, and is expected to return to its normal rate of 38 percent in fiscal 2005, excluding any other significant tax-planning initiatives.

    -- Weighted average shares outstanding of 37 million versus 36.6 million in 2003.

    -- Capital expenditures of approximately $35 million compared with $31 million in 2003. For the full year, capital expenditures are expected to be approximately $155 million, $5 million higher than originally forecast due to the Innovation Center financing, which is partially offset by savings on Jack in the Box new store development and the opening of fewer Qdoba company units.

    -- Operating income of $35 million and depreciation/amortization of approximately $18 million compared with $35 million and $16 million, respectively, in the third quarter of 2003. For the year, operating income and depreciation/amortization are expected to be $145 million and $80 million, respectively.

    In this earnings release, the company provides both earnings per diluted share determined in accordance with generally accepted accounting principles (GAAP) and earnings per diluted share before a first-quarter charge related to refinancing, which was recorded in interest expense. This non-GAAP financial measure is used by management to evaluate financial and operating performance. Management does not consider the refinancing charge to be directly related to operating results for the period. Use of this non-GAAP measure also facilitates comparisons to prior period financial results and to the results of the company's competitors. This financial measure is also comparable to forecasts made by securities analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP measures are not intended to be a substitute for net earnings determined in accordance with GAAP.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX) operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants in 32 states combined. Jack in the Box is the nation's first major drive-thru hamburger chain, with more than 1,970 restaurants. Qdoba Mexican Grill is an emerging leader in fast-casual dining, with more than 130 restaurants. Based in San Diego, Jack in the Box Inc. has more than 45,000 employees. For more information, visit www.jackinthebox.com.

    Safe Harbor Statement

    This news release contains forward-looking statements about, among other items, the company's projected earnings and related assumptions, and its projected or potential sales, revenues, accruals, expenses and costs (including costs for remodels, food, labor, insurance, incentives, depreciation/amortization, maintenance, occupancy and cost of capital), margins, new products, brand reinvention testing, growth plans, gains from and number of conversions of company restaurants to franchises, capital expenditures, weighted average shares outstanding and income tax rates. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and that are subject to risks and uncertainties.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: the company's ability to accurately assess consumer desires and trends; operational and other initiatives may not produce anticipated increases in sales, returns on investment or improvements in service; costs may exceed projections; the impact of competitive response, including pricing, competitor marketing and operational initiatives and new products introduced by competitors; the level of consumer demand for higher-quality and higher-priced products; the availability and cost of food ingredients, labor and utilities; increases in expenses related to pension liabilities, workers' compensation and other insurance; the success of the company's new products and the effect of product deletions; delays in the remodeling or opening of restaurants, the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the attractiveness of the company's franchise offerings and continuation of franchise conversions; adverse regional weather conditions and business, economic and other local or national conditions or events which affect consumer confidence and spending patterns; the effects of war and terrorist activities; consumer concerns about fast food in general or the company's products specifically; the effect of any widespread negative publicity regarding the company or the restaurant industry in general; changes in government regulations; changes in accounting standards, policies and practices; changes in effective tax rates; potential variances between estimated and actual liabilities; the effects of legal claims; and the possibility of unforeseen events affecting the industry in general. Further information about factors that could affect the company's financial and other results is included in its annual report on Form 10-K and periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The information in this press release is as of May 12, 2004. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.


                 JACK IN THE BOX INC. AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)

                                  Twelve Weeks    Twenty-Eight Weeks
                                      Ended              Ended
                               ---------------------------------------
                               April 11, April 13, April 11, April 13,
                                  2004     2003      2004       2003
                               ---------------------------------------

Revenues:
  Restaurant sales             $459,709 $418,272 $1,057,421  $977,703
  Distribution and other sales   39,495   24,282     83,165    52,424
  Franchise rents and royalties  13,035   10,496     34,252    27,997
  Other                           5,027   10,298     12,348    18,559
                               ---------------------------------------
                                517,266  463,348  1,187,186 1,076,683
                               ---------------------------------------
Costs of revenues:
  Restaurant costs of sales     139,397  125,515    327,846   296,743
  Restaurant operating costs    238,495  224,264    551,634   518,323
  Costs of distribution and
   other sales                   38,848   23,789     81,755    51,281
  Franchised restaurant costs     7,243    5,804     16,184    13,244
                               ---------------------------------------
                                423,983  379,372    977,419   879,591
                               ---------------------------------------

Selling, general and
 administrative                  58,490   51,854    133,902   122,582
                               ---------------------------------------

Earnings from operations         34,793   32,122     75,865    74,510
Interest expense                  4,074    5,802     19,973    14,061
                               ---------------------------------------

Earnings before income taxes     30,719   26,320     55,892    60,449

Income taxes                     11,114   10,001     20,680    22,970
                               ---------------------------------------

Net earnings                    $19,605  $16,319    $35,212   $37,479
                               =======================================

Earnings per share:
  Basic                            $.54     $.45       $.98     $1.02
  Diluted                          $.53     $.44       $.96     $1.00

Weighted-average shares
 outstanding:
  Basic                          36,115   36,399     36,077    36,866
  Diluted                        36,811   36,846     36,694    37,306


                 JACK IN THE BOX INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                   April 11, April 13,
                                                     2004       2003
----------------------------------------------------------------------

                                ASSETS
Current assets:
 Cash and cash equivalents                         $11,116     $8,242
 Accounts receivable, net                           28,236     30,748
 Inventories                                        33,054     32,030
 Other current assets                              148,127     37,538
                                                ----------------------
   Total current assets                            220,533    108,558
                                                ----------------------

Property and equipment, net                        881,257    846,041

Other assets, net                                  161,941    158,067
                                                ----------------------

   TOTAL                                        $1,263,731 $1,112,666
                                                ======================

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt               $8,860     $2,519
 Other current liabilities                         263,008    215,128
                                                ----------------------
   Total current liabilities                       271,868    217,647
                                                ----------------------

Long-term debt, net of current maturities          303,928    298,989

Other long-term liabilities                        179,709    144,239
                                                ----------------------
   Total liabilities                               755,505    660,875
                                                ----------------------

Stockholders' equity                               508,226    451,791
                                                ----------------------

   TOTAL                                        $1,263,731 $1,112,666
                                                ======================


    CONTACT: Jack in the Box Inc., San Diego
             Brian Luscomb, Division Vice President, Corporate
             Communications, 858-571-2229
             brian.luscomb@jackinthebox.com